EXHIBIT 12

                         HASBRO, INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                   Six Months and Quarter Ended June 30, 1996

(Thousands of Dollars)



                                                      Six
                                                     Months        Quarter
                                                    -------        -------

Earnings available for fixed charges:
  Net earnings                                     $ 30,351          5,986
  Add:
    Fixed charges                                    17,949          9,328
    Income taxes                                     17,901          3,157
                                                    -------        -------
      Total                                        $ 66,201         18,471
                                                    =======        =======


Fixed Charges:
  Interest on long-term debt                        $ 4,632          2,315
  Other interest charges                              5,627          3,038
  Amortization of debt expense                          170             85
  Rental expense representative
   of interest factor                                 7,520          3,890
                                                    -------        -------
      Total                                        $ 17,949          9,328
                                                    =======        =======

Ratio of earnings to fixed charges                     3.69           1.98
                                                    =======        =======